UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 5
ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
( ) Form 3 Holdings Reported
( ) Form 4 Transactions Reported
1. Name and Address of Reporting Person
   Charles H. Saunders
   Solid Square East Tower 20/21F
580 Horikawa-sho
Saiwai-ku, Kawasaki
   , Kanagawa 210
2. Issuer Name and Ticker or Trading Symbol
   Dell Computer Corporation  (DELL)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Fiscal Year 2001
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   President, Dell Computer K.K.
7. Individual or Joint/Group Reporting (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

___________________________________________________________________________________________________________________________________
 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security         |2.    |3.  |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                             |Transaction|  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                             |Date  |Code|                                  |  Beneficially     |(D)or |                           |
                             |      |    |                  | A/|           |  Owned at         |Indir |                           |
                             |      |    |    Amount        | D |    Price  |  End of Year      |ect(I)|                           |
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
Common Stock                 |      |    |                  |   |           |502949 1           |D     |                           |
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Common Stock                 |      |    |                  |   |           |1231               |I     |Employer 401(k) Plan       |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative   |2.Con   |3.   |4.  |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security              |version |Transaction rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                        |or Exer |Date |Code| rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                        |cise Pr |     |    | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                        |ice  of |     |    | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                        |Deriva  |     |    |               |Date |Expir|                    |       |ficially    |Ind|            |
                        |tive    |     |    |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                        |Secu    |     |    |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                        |rity    |     |    |  Amount   |   |ble  |     |                    |       |Year        |(I)|            |
___________________________________________________________________________________________________________________________________|
Nonqualified Stock Optio|$6.040  |1/4/ |G   |256000     |D  |2    |5/19/|Common Stock|256000 |N/A    |0           |D  |            |
ns                      |        |2001 |    |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$6.040  |1/4/ |G   |256000     |A  |2    |5/19/|Common Stock|256000 |N/A    |256000      |I  |Family Trust|
ns                      |        |2001 |    |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$9.26   |1/4/ |G   |96000      |D  |3    |7/18/|Common Stock|96000  |N/A    |0           |D  |            |
ns                      |        |2001 |    |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$9.26   |1/4/ |G   |96000      |A  |3    |7/18/|Common Stock|96000  |N/A    |96000       |I  |Family Trust|
ns                      |        |2001 |    |           |   |     |07   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$12.738 |     |    |           |   |4    |3/20/|Common Stock|       |       |72068       |D  |            |
ns                      |        |     |    |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |1/4/ |G   |13844      |D  |5    |7/17/|Common Stock|13844  |N/A    |55376       |D  |            |
ns                      |        |2001 |    |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$28.899 |1/4/ |G   |13844      |A  |6    |7/17/|Common Stock|13844  |N/A    |13844       |I  |Family Trust|
ns                      |        |2001 |    |           |   |     |08   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.5938|8/22/|A   |100000     |A  |7    |8/22/|Common Stock|100000 |N/A    |100000      |D  |            |
n                       |        | 2000|    |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.5938|8/22/|A   |100000     |A  |8    |8/22/|Common Stock|100000 |N/A    |            |D  |            |
ns                      |        | 2000|    |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$30.43  |1/4/ |G   |55641      |D  |9    |3/26/|Common Stock|55641  |N/A    |0           |D  |            |
ns                      |        |2001 |    |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.5938|1/4/ |G   |40000      |D  |8    |8/22/|Common Stock|40000  |N/A    |60000       |D  |            |
ns                      |        |2001 |    |           |   |     |2010 |            |       |       |            |   |            |
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Nonqualified Stock Optio|$30.43  |1/4/ |G   |55641      |A  |9    |3/26/|Common Stock|55641  |N/A    |55641       |I  |Family Trust|
ns                      |        |2001 |    |           |   |     |09   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$37.5938|1/4/ |G   |40000      |A  |10   |8/22/|Common Stock|40000  |N/A    |40000       |I  |Family Trust|
ns                      |        |2001 |    |           |   |     |2010 |            |       |       |            |   |            |
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Nnonqualified Stock Opti|$43.438 |3/2/ |A   |100000     |A  |11   |3/02/|Common Stock|100000 |N/A    |100000      |D  |            |
ons                     |        |2000 |    |           |   |     |10   |            |       |       |            |   |            |
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Nonqualified Stock Optio|$47.9063|5/4/ |A   |100000     |A  |12   |5/4/1|Common Stock|100000 |N/A    |100000      |D  |            |
ns                      |        |2000 |    |           |   |     |0    |            |       |       |            |   |            |
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Nonqualified Stock Optio|$44.6875|     |    |           |   |13   |9/23/|Common Stock|       |       |67135       |D  |            |
ns                      |        |     |    |           |   |     |09   |            |       |       |            |   |            |
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
Explanation of Responses:
1. Represents 278,949 shares held free of restrictions and 224,000 shares of restricted stock scheduled to vest according to the following schedule: 112, 000 shares on 5/19 of 2001 and 2002.
2. Exercisable in accordance with the following schedule: 128,000 shares on 5/19 of 2001 and 2002.
3. Exercisable in accordance with the following schedule: 32,000 shares on 7/18 of each year from 2000 through 2002.
4. Currently exercisable.
5. Exercisable in accordance with the following schedule: 13,844 shares on 7/17 of each year from 2003 through 2006.
6. Exercisable on 7/17/02.
7. Exercisable according to the following schedule: 20,000 shares on 8/22 of each year from 2003 through 2007.
8. Exercisable according to the following schedule: 20,000 shares on 8/22 of each year from 2003 through 2005.
9. Exercisable according to the following schedule: 13,910 shares on 3/26/00 and 3/26/01 and 27,821 shares on 3/26/02.
10. Exercisable according to the following schedule: 20,000 shares on 8/22 of 2001 and 2002.
11. Exercisable according to the following schedule: 20,000 shares on 3/2 of each year from 2001 through 2005.
12. Exercisable according to the following schedule: 20,000 shares on 5/4 of each year from 2001 through 2005.
13. Exercisable according to the following schedule: 13,427 shares on 9/23 of each year from 2000 through 2004.